Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Compensation Committee of Kid Brands, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-158340 on Form S-8 of Kid Brands, Inc., of our report dated April 13, 2012, with respect to the statements of financial condition of the Kid Brands, Inc. 2009 Employee Stock Purchase Plan as of December 31, 2011 and 2010, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of the Plan.

/s/ KPMG LLP

Short Hills, New Jersey

April 13, 2012